Exhibit 3.9

ARTICLES OF ORGANIZATION

The undersigned, with the intention of creating a Maryland Limited Liability Company files the following Articles of Organization:

(1) The name of the Limited Liability Company is:	CCA TRS, LLC

(2) The purpose for which the Limited Liability Company is filed is as follows: to engage in any and all lawful businesses or activities in which a limited liability company may engage under applicable law.

(3) The address of the Limited Liability Company in Maryland is	7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202

(4) The resident agent of the Limited Liability Company in Maryland is CSC-Lawyers Incorporating Service Company – No member of the Company is an agent of the Company solely by virtue of being a member. The authority of the members of the Company to act for the Company, solely by virtue of their being members, is limited by a written operating agreement among the members

whose address is	7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202

(5) Damon T. Hininger	(6)	CSC-Lawyers Incorporating Service Company

		By:	/s/ Nancy Grueninger
Resident Agent
CEO			Authorized Representative

I hereby consent to my designation in this document.

/s/ Damon T. Hininger
Signature(s) of Authorized Person(s)

Filing party’s return address:

(7) Daniel E. Rees, Esq., Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626